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                                                                   EXHIBIT 10.25

                              EMPLOYMENT AGREEMENT

         This Employment Agreement is executed this 19th day of November, 1996, effective as of April 15, 1996, by and between DONALD A. DOERING (the "Executive"), and COLUMBIA DBS MANAGEMENT, LLC, a Georgia limited liability company (the "Company")

                              W I T N E S S E T H:

         WHEREAS, the Company is engaged in the business of providing management services to a group of affiliated entities substantially all of the equity interests of which are currently owned directly or indirectly by Columbia DBS Holdings, LLC, a Delaware limited liability company ("Holdings") (Holdings, the Company and all entities controlled by Holdings or the Company whether currently existing or formed in the future are referred to collectively as the "Group").

         WHEREAS, Holdings is the successor entity to DBS Holdings, L.P., a Delaware limited partnership that was converted into a Delaware limited liability company by filing pursuant to Section 18-214 of the Delaware Limited Liability Company Act and Section 17-219 of the Delaware Revised Uniform Limited Partnership Act effective on November 19th, 1996; and

         WHEREAS, the Group is engaged in the business of providing services delivered over direct broadcast satellite frequencies; and

         WHEREAS, the Executive desires to provide services to the Company and the Company desires to obtain the services of the Executive in connection with the business of the Group;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants of the parties hereto, the parties hereby agree as follows:

         1. Term. The term of this Agreement (the "Term") shall commence effective April 1, 1996, and shall end on March 31, 1997, provided, however, that commencing in 1997, the Term shall automatically be extended until March 31 of the following year, unless either (i) the Executive shall, no later than January 31 in the year on which the Term is scheduled to end, have given notice to the Company of his resignation, (ii) the board of managers of the Company (the "Board") shall, no later than January 31, in the year on which the Term is scheduled to end, have given notice to the Executive that the Executive's performance has not been satisfactory to the Board, or (iii) the Board shall, prior to January 31 in the year on which the Term is scheduled to end, have determined to cease the operations of the Group.

         2. Employment. During the Term, the Executive shall serve the Company as its Chief Financial Officer or in such other comparable office or offices of the Company or any other member of the Group as the Board may designate form time to time, and shall, except as otherwise specified by the Board, be responsible, under the general supervision of the Board, for the overall management of the Company and the Group. The Executive shall serve in such capacity on a full-time basis, and shall use his best efforts to promote the business and interests of the Company and



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the Group, to diligently, faithfully and to the best of his abilities perform all tasks and duties reasonably assigned to him by the Board, to comply with the rules, regulations, polices and procedures of the Company, and to act and comport himself at all times in the best interests of the Company and the Group. The Company contemplates that the Executive's principal place of business will be in Roswell, Georgia.

         3. Salary. During the Term the Executive shall be paid an annual salary of not less than $120,000. The Board shall review the salary of the Executive not less often than annually, provided that any increases in such salary shall be in the sole judgment and discretion of the Board.

         4. Bonuses. On or before January 31 in 1997 and in each year thereafter, provided in each case that the Executive continues to be employed by the Company or the Group on such date, the Company or the Group shall pay to the Executive a bonus as determined by the Board in its discretion in light of the Executive's performance during the fiscal year preceding the bonus. The bonus payable in January 1997 for the year ended December 31, 1996, shall be between $15,000 and $25,000.

         5. Expenses. The Executive shall be reimbursed for any reasonable out-of-pocket expenses which the Executive may incur in connection with his services to the Company or the Group, consistent with the Company or the Group's policies and procedures for reimbursement of expenses.

         6. Benefits. During the Term, the Company shall make available to the Executive life insurance, health and dental insurance, disability insurance, vacation, participation in 401(k) plans, and other benefits to the extent and upon the terms that are offered generally to employees of the Company or the Group or to employees of Columbia Capital Corporation ("CCC"); provided, however, that such benefits shall at a minimum include term life insurance with a face amount of $1 million. For purposes of vesting, time in service and similar considerations under such plans, the Executive shall be deemed to have commenced employment on April 15, 1996.

         7. Termination.

         a. The Company may terminate the employment of the Executive under this Agreement in the event that the Board determines that the Executive (a) has materially and substantially breached his obligations under this Agreement, provided that the employment of the Executive shall not be terminated under this clause (a) has materially and substantially breached his obligation under this Agreement, provided that the employment of the Executive shall not be terminated under this clause (a) unless the Executive is given notice in writing that the conduct in question constitutes grounds for termination under this Section 7 and the Executive is allowed at least thirty (30) days to remedy the refusal or failure, (b) has been convicted of a felony constituting a crime of moral turpitude (whether or not in conjunction with the performance by the Executive of his duties under this Agreement), or (c) has through willful misconduct or gross negligence engaged in an act or course of conduct that cause material injury to the Company or any member of the Group (any of the foregoing constituting "Cause"). If the employment of the Executive under this Agreement is



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terminated under this Section 7(a), the Board shall give written notice to the
Executive specifying the cause of such action. Upon a termination of employment under this Section 7(a), the Company and the Group shall be relieved of all further obligations under this Agreement.

         b. For purposes of this Agreement, the resignation by the Executive from the Company shall be deemed "Voluntary Termination", provided, however, that in the event that the Board requires the Executive to relocated his principal place of business outside of the Atlanta metropolitan area and the Executive terminates his employment within 60 days thereafter, such termination shall not constitute "Voluntary Termination".

         8. Holdings Interest.

         a. Effective on the date this Agreement is executed, the Company has caused Holdings to issue to the Executive, and the Executive has purchased, a member interest in Holdings (the "Purchased Interest"), as evidenced by the limited liability company agreement of Holdings dated as of the date this Agreement is executed (the "LLC Agreement"), in consideration for the commitment by the Executive to contribute to Holdings, in parity with equity up to a total amount of $100,000. Such Purchased Interest shall entitle the Executive to 1% of the distributions to which the contributors of the first $10 million of capital to Holdings are entitled with respect to such contributions. The Purchased Interest shall be subject to all of the provisions of the LLC Agreement (including the provisions permitting the issuance of additional member interests) and this Agreement. Any interest in any successor entity to Holdings for which the Purchased Interest may be exchanged or into which it may be converted by merger or otherwise shall be subject to the terms of the governing instruments of such successor entity and to the provisions of this Agreement. Any references to the Purchased Interest in this Agreement shall include the interests in any such successor entity into which the Purchased Interest may be converted or for which it may be exchanged. Any references in this Agreement to Holdings shall include such successor entity to Holdings.

         b. Simultaneous with the execution of this Agreement, the Executive is entering into a loan agreement with CCC pursuant to which CCC is agreeing to advance to the Executive a total of $80,000, when and as necessary to fund the equity contributions by the Executive described above in excess of the first $20,000, with such advance secured by the Purchased Interest, and evidenced by a promissory note bearing interest at the rate of 10% per annum without compounding, payable in full at maturity, and maturing on the earliest to occur of (i) April 1, 2001, or (ii) receipt by the Executive or other owner of the Purchased Interest of proceeds form the sale of all of the Purchased Interest. The note will be subject to a mandatory prepayment equal to (i) 100% of all cash distributions, other that distribution to pay taxes, received by the Executive from Holdings with respect to the Purchased Interest, plus (ii) 60% of the cash proceeds received by the Executive from a sale of less than all of the Purchased Interest. For this purpose, distributions to pay taxes shall mean distributions by Holdings, expressly contemplated under its LLC Agreement or other governing instruments, or otherwise earmarked or designated by Holdings, to enable its owners to pay their state, federal and local income taxes on their distributive shares of Holdings' items of income or gain.



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         c. The Purchased Interest shall be subject to the provisions of Section
10 of this Agreement. The Executive shall not transfer, convey, assign pledge or encumber the Purchased Interest (other than the grant of a security interest to CCC in accordance with Section 8(b) of this Agreement or a "Permitted Transfer," as defined below) prior to the termination of the Executive's employment by the Company and the failure of the Company, as the case may be, within 90 days thereafter, to give notice of exercise of its rights hereunder to purchase such Purchased Interest. For purpose of this Section 8(c), a "Permitted Transfer" means a transfer of all or portion of the Purchased Interest to any of (i) the spouse or descendants of the Executive, (ii) any trust the beneficiaries of which are any one or more of the Executive, his spouse and descendants (or such other persons as may be named therein as beneficiaries in the event of death of the foregoing), and (iii) any corporation or other entity all of the equity owners of which are persons described in clauses (i) and (ii) hereof; provided in each such case, however, that (A) the transferee agrees in writing to be bound by the terms of the LLC Agreement and the provisions of this Agreement applicable to such Purchased Interest, (B) the transferee takes the Purchased Interest subject to the pledge by the Executive to CCC pursuant to Section 8(b) of this Agreement, (C) such transfer does not, in the reasonable judgment of the Company, have adverse tax consequences upon the Company or the Group or the Group's partners or members or violate any applicable securities laws and (D) the transfer otherwise complies with the terms of the LLC Agreement.

         9. Restricted Interests. The Company hereby grants to the Executive, effective as of the date this Agreement is executed, member interests in Holdings (the "Restricted Interests"). The terms of the Restricted Interests shall be as set forth below:

         a. The LLC Agreement shall provide that the Restricted Interests will have, at issuance, a capital account of $0.00, that the Executive shall not be entitled to any distributions upon the Restricted Interests until all debt and equity contributions to Holdings have been repaid in full, that after such debt and equity have been repaid in full, that after such debt and equity have been repaid the Executive shall be entitled to 1.5% of the remaining distributions, subject to dilution with respect to capital contributions in excess of $12.5 million. The Restricted Interests shall be subject to all of the provisions of the LLC Agreement and this Agreement. Any interest in any successor entity to Holdings into which the Restricted Interest may be exchanged or converted by merger or otherwise shall be subject to the terms of the governing instruments of such successor entity and to the provisions of this Agreement. Any references to the Restricted Interests in this Agreement shall include the interests in any such successor entity into which the Restricted Interests may be converted.

         b. Restricted Interests with the "Percentage Interests" indicated below shall vest on the dates indicated below, if not vested or forfeited prior thereto:





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                  Percentage Interest                  Date
                  -------------------                  ----

                           0.5%                   March 31, 1997

                           0.5%                   March 31, 1998

                           0.5%                   March 31, 1999

         c. Any Restricted Interests that have not vested or been forfeited prior to the earliest to occur of (i) the date upon which Holdings completes a public offering of its equity securities, (ii) the date upon which CCC and its officers, directors, stockholders and employees cease to own, directly or indirectly, in the aggregate at least 50% of the equity interests of Holdings held by them on the date of this Agreement, and (iii) March 31, 1999, shall become fully vested and cease to be restricted on that date, provided that the Executive remains in the employ of the Group through that date.

         d. Upon termination of employment of the Executive by the Group for Cause or by reason of Voluntary Termination, all unvested Restricted Interests shall be forfeited. Upon termination of employment of the Executive by the Group for any other reason, all unvested Restricted Interests shall thereupon become fully vested and unrestricted.

         e. The Restricted Interests shall be subject to the provisions of
Section 10 of this Agreement. The Executive shall not transfer, convey, assign, pledge or encumber any restricted Interest prior to the vesting or forfeiture of such Restricted Interest.

         10. Repurchase by Holdings. Upon the termination of the Executive's employment by the company for Cause or by Voluntary Termination prior to April 1, 1999, Holdings may, by written notice given not later than 90 days after the date of such termination elect to repurchase, or in lieu thereof permit any other person or persons designated by it to purchase, the Purchased Interest and all Restricted Interests acquired by the Executive pursuant to this Agreement that have vested prior to termination in accordance with Section 9 of this Agreement, upon the following terms:

         a. Holdings or its designee (the "Purchaser") shall pay to the Executive fair market value for all Purchased Interest and market value shall be determined by agreement between the Purchaser and the Executive or, in the absence of such agreement within 30 days after notice by Holdings of its election to repurchase, by an appraisal conducted by three independent appraisers: one appointed by the Purchaser, one by the Executive, and one by the first two. The Purchaser and the Executive shall direct each appraiser to determine the fair market value of the Purchased Interest and the vested Restricted Interests, taking into account all relevant factors, within 60 days after their appointment, and the "fair market value" for purposes of this Agreement shall be the average of the two appraisals of the three that are closest to one another.




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         b. The Purchaser shall pay to the Executive fair market value for all vested Restricted Interests then held by the Executive. Fair market value of the vested Restricted Interests shall be determined by agreement or appraisal as specified above.

         c. Within 30 days after the price of the Purchased Interest and Restricted Interests has been determined, the Purchase shall pay such amount to the Executive, and the Executive shall convey to the Purchaser good and clear title, free of any lien, encumbrance, charge or claim (other than the interest granted to CCC in accordance with Section 8(b) of this Agreement), to the Purchased Interest and Restricted Interests. Such amount shall be paid in cash, provided, however, that if such amount exceeds $750,000 and the Purchaser is Holdings, then the Purchaser shall have the right to pay $500,000 in cash or the amount necessary to pay the Executive's taxes owed in that year with respect to the transaction, whichever is higher, and the balance in the form of a promissory note with interest at a floating prime rate, paid quarterly in arrears, and principal payable in three equal annual installments.

         d. After April 1, 1999, neither the Purchased Interest nor the Restricted Interest shall be subject to any right of repurchase hereunder.

         11. Preemptive Rights. The LLC Agreement shall confer upon the Executive preemptive rights, in parity with all other members of Holdings, with respect to the issuance by Holdings of additional equity at such time as, and to the extent that, the capitalization of Holdings will, after issuance of such additional equity, exceed $10.0 million (hereinafter "Proportionate Preemptive Rights"). In addition to the Proportionate Preemptive Rights, the Company agrees that to the extent Columbia DBS Investors, L.P., a Delaware limited partnership ("Investors") makes capital contributions to Holdings in excess of $9,500,000 but less than $10,000,000 ("Investors Additional Capital Contribution"), the Company shall cause Investors to permit the Executive to make (or reimburse Investors for) a proportionate part of Investors Additional Capital Contribution and thereby acquire an equivalent proportionate part of the additional interest in Holdings that would otherwise have been acquired by Investors with respect to Investors Additional Capital Contribution (hereinafter "Special Preemptive Rights"). The proportionate part of Investors Additional Capital Contribution and the proportionate part of the additional interest with respect thereto that the Executive may acquire hereunder shall equal 30% multiplied by a fraction, the numerator of which is the capital contribution to be made by the Executive under Section 8(a) hereof, and the denominator of which is $10 million. Neither CCC nor any member of the Group shall have any obligation to lend any portion of the purchase price to the Executive with respect to the exercise of the Proportionate Preemptive Rights or the Special Preemptive rights. Any interest purchased by the Executive pursuant to his Proportionate Preemptive rights or Special Preemptive Rights shall be treated as a Purchased Interest for purposes of this Agreement (including the repurchase rights under Section 10). The Executive shall exercise his Special Preemptive Rights within ten (10) business days after the Company notifies the Executive that Investors have made an Investors Additional Capital Contribution with respect to which the Special Preemptive Rights have arisen and has specified the amount thereof. The Executive shall exercise his Special Preemptive Rights by reimbursing Investors for the proportionate part of Investors Additional Capital Contribution that the Executive is permitted and elects to make within the time period set forth in the preceding



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sentence. If the Executive fails to exercise his Special Preemptive Rights within the time period and in the manner provided above, such rights shall automatically expire with respect to all Investors Additional Capital Contributions set forth in the Company's notice.

         12. Representation and Warranty. The Executive represents and warrants to the Company that the execution and delivery by the Executive of this Agreement and his performance of his obligations hereunder will not violate, contravene or conflict with any employment agreement, consulting agreement, confidentiality agreement, non-competition agreement or other agreement or contract to which he is a party or by which he may be bound.

         13. Acknowledgments.

         (a) The Group is in the business of marketing, selling and distributing television services delivered over direct broadcast satellite frequencies. As used in this Agreement, the term "Competing Business" shall mean a person or entity engaged in any business which is the same or essentially the same as the business of the Group and that conducts or transacts its business in any county, city, or zip code in which the Group conducts or transacts its business.

         (b) The Group has expended, and expects to continue to expend, substantial resources to develop business methods for marketing, distributing, and selling services delivered over direct broadcast satellite frequencies. Additionally, Executive has and shall receive experience and information pertaining to the Group's business, sales and marketing methods and methods of operation.

         (c) Executive acknowledges the necessity of the restrictive covenants set forth in this Agreement to protect the Group's legitimate interests in the proprietary and confidential information of the Group and to protect the customer relations and the goodwill with customers and suppliers that the Group has established at substantial investment. Executive also acknowledges and agrees that any violation of the restrictive covenants set forth in this Agreement would bestow an unfair competitive advantage upon any competing business to whom Executive might agree to render services or disclose confidential information.

         Executive acknowledges that the Group's business is highly specialized and during his/her employment with the Group, Executive has had and/or will have access to the various proprietary information of the Group, including, but not limited to, technical and non-technical data; methods; techniques; processes; finances; actual or potential customer and supplier information and lists; marketing strategies; margins, prices, operations; existing and future services; and other financial, sales, marketing, and operations information, whether written or otherwise ("Proprietary Information") . Documents and information regarding these factors are highly confidential and subject to efforts that are reasonable under the circumstances to maintain their confidentiality. Furthermore, this Proprietary Information is not generally known in the industry. The Executive acknowledges that such Proprietary Information and trade secrets are owned and shall continue to be owned solely by the Group.




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         (e) Executive's duties in the course of his employment with the Group will include high level managerial functions relating to the various aspects of the Group's business including the development and implementation of business strategies and plans involving the areas of marketing, sales, pricing, customer service and relations, business development and diversification.

         (f) Executive's duties in the course of his employment with the Group will include functions and duties which substantially affect the Group's business in the cities, counties or zip codes set forth on Schedule 1 hereto and Executive will have Proprietary Information relating to the Group's business with regard to the cities, counties or zip codes set forth on Schedule 1 hereto.

         14. Agreement Not to Compete.

         Executive agrees that during his employment by the Company and for a two (2) year period following the termination of Executive's employment with the Company and any member of the Group, whether such termination is voluntary or involuntary, with or without cause, Executive will not, without the prior written consent of the Company:

         (a) Accept employment or affiliate with any Competing Business performing duties the same as or substantially similar to the duties he provided for the Company or any member of the Group as set forth in Section 13(e) ("Duties") within the prohibited geographical area as set forth on Schedule 1 hereto ("Geographical Areas"); or

         (b) Accept any position or affiliation with a Competing Business, in which Executive would, in the regular and ordinary course of business, of necessity be called upon, required, or expected to reveal, base judgments on, or otherwise use Proprietary Information or Trade Secrets (as hereinafter defined) that Executive received, obtained, or acquired during, or as a consequence of, his employment with the Group. It is the intent of the parties hereto that Executive shall be prohibited from using the training, business goodwill, and Proprietary Information, including Trade Secrets, gained by the Executive from the Group, to directly injure the Group in its ability to carry on its business and compete within the time limit set forth in this Section. Notwithstanding the above, this Section 14(b) shall only apply to Competing Businesses which conduct business in the cities, counties, or zip codes which the Executive's duties substantially affected or as to which the Executive had access to confidential information or Proprietary Information as set forth in Section 13(f).

         15. Non-solicitation of Customers. The Executive Agrees that (except for services rendered for the Group's benefit) during his employment with the Group and for a period of two (2) years immediately following the termination of such employment relationship, whether such termination is voluntary or involuntary or with or without cause, the Executive shall not solicit, contact, or call upon any customer or customer prospect of the Group, or any representative of any customer or prospect of the Group, with a view toward sale or providing of any service or product competitive with any service or product sold, provided or under development by the Group during the Executive's employment with the Group.




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         16. Non-disclosure of Proprietary and Confidential Information. The
Executive covenants, and agrees that, for so long as the Executive remains an employee of the Group and for a two (2) year period following the Executive's termination, whether such termination is voluntary or involuntary or with or without cause, all Proprietary Information will be kept in strict confidence and trust by the Executive. The Executive agrees that during such time he will not, directly or indirectly, without the written consent of the Company, divulge, use, appropriate, or disclose (except in performing his obligations with the Group during his employment with the Group) any Proprietary Information of the Group on his own behalf or on behalf of any person, firm, partnership, association, corporation, business organization, entity, or enterprise.

         17. Non-disclosure of Trade Secrets. The Executive agrees that until Proprietary Information which constitutes a "Trade Secret" (as hereinafter defined) becomes a part of the public domain by independent discovery or development through no fault of the Executive, he will not, directly or indirectly, use, appropriate, or disclose any trade secret (except in performing his obligations to the Group during his employment with the Group) to benefit a competitor, customer, individual, corporation, or other entity, without the express, written permission of the Company. As used herein, the term "Trade Secret" means information, including, but not limited to, technical or non-technical data, formulas, patterns, compilations, programs, devices, methods and techniques of doing business, drawings, designs, processes, financial data, financial plans, product or service plans, and lists of actuator potential customers or suppliers which: (i) derive economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from their disclosure or use; and (ii) are the subjects of efforts that are reasonable under the circumstances to maintain their secrecy.

         18. Ownership of Intellectual Property. Any inventions, patents, licenses, copyrights, computer software, computer programs, or other intellectual property developed by the Executive as part of his performance of services on behalf of the Company shall be the property of the Company, as the case may be.

         19. Non-solicitation of Employees. The Executive agrees that (except for the Group's benefit) during his employment with the Company or any member of the Group and f or a period of two (2) years immediately following the termination of such employment relationship, whether such termination is voluntary or involuntary or with or without cause, the Executive shall not, directly or indirectly, except with the written consent of the Company, solicit, attempt to solicit, encourage, divert, or attempt to cause, any employee or prospective employees of the Group to terminate and/or leave the employment of the Group for the Executive's own behalf or on behalf of any person, firm, partnership, association, corporation, business organization, entity, or enterprise.

         20. Company Property. The Executive agrees that under no circumstances shall the Executive', upon or after termination of his/her employment whether such termination is voluntary or involuntary, with or without cause, remove from the Group Is offices or premises any of the Group's books, business records, documents, customer lists, employee lists, pricing information, trade secrets, or other confidential information or copies of such information without the express,



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written permission of the Group. The Executive agrees that he will not use, cause to be used, or appropriate Group property to benefit a competitor, customer, individual (including himself), corporation, or other entity (except in performing his obligations to the Group during his employment with the Group), without the express, written permission of the Company.

         21. Construction of Covenants. Each provision, Section, and subsection of this Agreement is declared to be severable from every other provision, Section, and subsection and constitutes a separate and distinct covenant.

         22. Survival of Certain Terms. This Agreement governs the terms and conditions of employment. This Agreement shall terminate at termination of employment, except that Sections 9, 10 and 13-20 pertaining to post-employment obligations shall remain in full force to the extent that such Sections so provide.

         23. Violations and Remedies. The Executive acknowledges that a breach of any restrictive covenant will irreparably and continually damage the Group, for which money damages may not be adequate. Consequently, the Executive agrees that in the event that he breaches or threatens to breach any of the covenants, the Company and the Group shall be entitled to: (1) preliminary and permanent injunctions to prevent the continuation of such harm; and (2) such money damages as may be appropriate and provable.

         24. Withholding. All payments required to be made by the Company hereunder to the Executive shall be subject to the withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

         25. Injunctive Relief. The Company and the Executive agree that, without limitation of the rights of the Company with respect to any other breach of this Agreement, the harm to the Company arising from any breach by the Executive of Sections 9, 10, and 13-20 of this Agreement could not adequately be compensated for by monetary damages, and accordingly the Company or any other member of the Group shall, in addition to any other remedies available to it at law or in equity, be entitled to obtain preliminary and permanent injunctive relief against such breach.

         26. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Georgia, without regard to the conflict of law provisions thereof.

         27. Notices. All communications, notices and disclosures required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given upon receipt when delivered by hand, one (1) day after dispatch when sent by certified first-class-mail, postage prepaid, return receipt requested, or by overnight courier maintaining records of receipt; or on the date of dispatch when sent by facsimile transmission during normal business hours with telephone confirmation of receipt. Notices shall be addressed as follows or to such other address as the parties hereto shall specify by written notice:




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         If to the Company:

                  Columbia DBS Management, LLC
                  880 Holcomb Bridge Road
                  Building C-200
                  Suite C-200
                  Roswell, GA 30076
                  Attn: President
                  Telephone:        770-645-4440
                  Facsimile:        770-645-9586

         and:

                  Columbia Capital Corporation
                  Suite 300
                  201 W. Union Street
                  Alexandria, VA 22314-2642
                  Attn:    Harry Hopper
                  Telephone:        (703) 519-3581
                  Facsimile:        (703) 519-3904

         If to the Executive:

                  Donald Doering
                  560 Pennroyal Lane
                  Alpharetta, GA 30201
                  Telephone:        (770) 772-0417
                  Facsimile:        (   )    -

         28. Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written, relating to the subject matter hereof, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein or, therein. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided thereby.

         29. Miscellaneous. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, legal representatives, successors and assigns. The obligations of the Executive under this Agreement may not be assigned without the express written consent of the Company or the LLC . Nothing contained herein is intended to create any rights enforceable by any person not a party hereto or the permitted successor or assign thereof. If any term, provision, section, clause or part of this Agreement, or the application thereof under certain circumstances, is held invalid or unenforceable for any reason, the remainder of this Agreement, or the application of such term, provision, Section, clause or part under other circumstances, shall not be affected thereby and shall remain in effect to the greatest extent and scope that is valid and enforceable. This Agreement may be executed in counterparts, all of which together shall constitute a single instrument.

         IN WITNESS WHEREOF, the undersigned have set their hands as of the day and year first above written.


COLUMBIA DBS MANAGEMENT, LLC                DONALD A. DOERING,
                                              the Executive


By:                                         By:
    ----------------------------                 ------------------------